TXP CORPORATION

AMENDMENT TO
SECURED CONVERTIBLE NOTE
No. TXP-2-1

THIS AMENDMENT SHOULD BE ATTACHED TO
THE ORIGINAL NOTE

This Amendment (this “Amendment”) dated May 29, 2008 is issued in connection with that certain Secured Convertible Note No. TXP-2-1 (the “Note”) issued by TXP Corporation, (the “Company”) to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) (the “Holder”) pursuant to the Securities Purchase Agreement dated March 30, 2007. All capitalized terms not defined herein shall have the meaning ascribed to them in the Note.

THIS CERTIFIES THAT, the following amendments are hereby made to the Note:

1.	Section 4(c)(i) of the Notes shall be deleted and replaced in its entirety with the following:

4(c)(i).  The conversion price in effect on any Conversion Date shall be equal to $0.20 per shares (the “Conversion Price”). The Conversion Price may be adjusted from time to time pursuant to the terms of the Note.

2.
Effective as of the date hereof, the interest rate shall be adjusted to equal twelve percent (12%) per annum. Furthermore, if an Event of Default occurs and for so long as such Event of Default remains uncured, the interest rate shall immediately become twenty percent (20%) per annum and shall remain at such increased interest rate until the applicable Event of Default is cured.

3.	The first sentence of Section 1(c) shall be deleted and replaced with the following sentence:

3(c). Beginning on the October 31, 2008, the Company shall make monthly payments consisting of accrued and unpaid interest and principal payments of $100,000.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer.

TXP CORPORATION

By:	/s/ Michael C. Shores
Name:	Michael C. Shores
Title:	Chief Executive Officer